Exhibit 23.6

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 6, 2000 relating to the financial statements of Williams Conferencing, a carve-out entity of The Williams Companies, which appears in the Proxy Statement\Prospectus that is incorporated by reference in and made a part of the Registration Statement on Form F-4 of Genesys S.A. filed pursuant to Rule 462(b) under the Securities Act of 1933 relating to its Registration Statement on Form F-4 (No. 333-55392) for the registation of its ordinary shares.
                             /s/ Ernst & Young LLP

Denver, CO
March 23, 2001